Exhibit 99.1

AGREEMENT

The undersigned hereby agree that this Schedule 13D with respect to the beneficial ownership of shares of Common Stock of Central European Distribution Corporation is filed jointly, on behalf of each of them.

Dated: November 28, 2011

RUSSIAN STANDARD CORPORATION

By:	/s/ Nelia Nouriakhmetova
Name:	Nelia Nouriakhmetova
Title:	CEO

/s/ Roustam Tarkio
Name:	Roustam Tariko